Exhibit 99.10





Press Release               Source: Integrated Healthcare Holdings, Inc.


IHHI Acquires Four Hospitals in Orange County, California
Tuesday March 8, 6:30 am ET


COSTA MESA, Calif.--(BUSINESS WIRE)--March 8, 2005--Integrated Healthcare Holdings, Inc. (IHHI) (OTCBB:IHCH - News) announced today that it has completed the $70-million acquisition of four Orange County, California hospitals from subsidiaries of Tenet Healthcare Corporation. The California Department of Health Services recently indicated that it would approve IHHI's license to operate the acute-care hospitals.


The company's outside financing arrangements include primary equity financing of up to $30 million provided by Orange County Physicians Investment Network, LLC (OC-PIN), a company founded by Dr. Anil V. Shah and owned by a number of physicians practicing at the hospitals. In addition, OC-PIN has formed a real estate holding company, which will own the real estate assets of the four hospitals. Institutional funding provides the balance of the funds for the acquisition, including working capital.


According to IHHI President, Larry Anderson, "We are committed to continuing to serve the Orange County community by making a substantial investment in each of these important acute-care hospitals. In addition, IHHI's streamlined management and corporate structure provides us the flexibility to offer the employees, physicians and patients a much higher quality of care and better working environment at a lower cost."


Dan Brothman, former CEO of Western Medical Center, will become senior vice president of IHHI with oversight responsibility for all four hospitals. The remaining CEOs of all four hospitals will remain in their current positions. IHHI does not anticipate any significant changes or reductions in staffing at any of the four hospitals.


The four hospitals being acquired are: 282-bed Western Medical Center - Santa Ana; 188-bed Western Medical Center - Anaheim; 114-bed Chapman Medical Center in Orange; and 178-bed Coastal Communities Hospital in Santa Ana. Together these hospitals represent 12.1% of all hospital beds in Orange County.


IHHI was represented by Robert Lundy and Todd Swanson of the Century City law firm of Hooper, Lundy & Bookman, which specializes in healthcare transactional law. SEC counsel was provided by Allen Sussman, from the Los Angeles office of Morrison & Forester.


IHHI is also pleased to announce that effective March 7, 2005, Milan Mehta, former HealthSouth Corporation vice president of Managed Care Contracts, has joined IHHI as senior vice president of Contracting; and that effective March 1, 2005, Orange County-based corporate counsel Hari S. Lal, Esq. joined IHHI as executive vice president and general counsel.

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About Integrated Healthcare Holdings, Inc.


IHHI is a predominantly physician-owned management company created to provide high-quality healthcare through the acquisition and management of financially distressed or poorly performing healthcare facilities. In March 2005 IHHI acquired from Tenet Healthcare Corp. four facilities representing approximately 12% of hospital beds in Orange County, Calif. Management's focus is on reducing overhead, improving relationships with insurance companies and HMOs, and enhancing financial and operating procedures, notably reduction of bad debt and collection of accounts receivable and government reimbursements.


This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings, Inc., which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-KSB under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.


Contact:


     Waters & Faubel (Media)

     Meg Waters, 949-768-1600

                 949-584-4977 (cell)

     or

     Silverman Heller Associates (Investor Relations)

     Philip Bourdillon or Gene Heller, 310-208-2550